[Deutsche Bank Logo]                                             [JPMorgan Logo]


January 9, 2008                                                      FINAL TERMS
                                                      Filed Pursuant to Rule 433
HARTFORD LIFE GLOBAL FUNDING (Aa3/AA-) Registration Statement No. 333-130089 Extendible Notes - Proposed Terms

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
Par Amount                            $300 million

Issuer Ratings                        Aa3/AA-

Joint Lead Managers                   Deutsche Bank Securities Inc and JPMorgan Securities Inc.

Base Documentation                    SEC Registered

Trade Date                            January 9, 2008

Settlement Date                       January 16, 2008

Initial Maturity Date                 January 15, 2009

Final Maturity Date                   January 13, 2012

Interest Payment Dates;               The 15th of each March, June, September and December
Interest Reset Dates                  commencing March 2008, subject to  adjustment in accordance with the Modified Following Business Day convention (short first and final period).

Interest Rate Determination Dates     2 business days prior to Interest Reset Date

Pricing Benchmark                     3 Month $ LIBOR

Spread                                The table below indicates the applicable spread for the interest reset dates occurring during the indicated periods, calculated on an
                                      Actual/360 basis subect to adjustment in accordance with the Modified
                                      Following Business Day convention.
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
Date                                                                         Coupon
-------------------------------------------------------------------------    -----------------
From and including January 16, 2008 to but excluding December 15, 2008       3 Month LIBOR +27
From and including December 15, 2008 to but excluding December 15, 2009      3 Month LIBOR +29
From and including December 15, 2009 to but excluding December 15, 2010      3 Month LIBOR +31
From and including December 15, 2010 to but excluding January 13, 2012       3 Month LIBOR +32
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
Daycount Convention                   Actual/360

Business Day Convention               Any day, other than a Saturday or Sunday, that is neither
                                      a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and
                                      London. Interest Rate Determination Dates will be based on London business days

Election Dates                        The 15th of each March, June, September and December commencing
                                      March 2008, subject to adjustment in accordance with the Following
                                      Business Day Convention

Extension Option                      During a Notice Period (defined below) relating to an Election
                                      Date, an investor will have the right to extend the Initial Maturity
                                      Date to the date which is 366 calendar days from and including the 15th of the next month up to the Final Maturity Date subject to adjustment in accordance with the Preceding Business Day convention. If no election is made, the maturity date of the Notes is the maturity date for the immediately preceding Election Date. In no event shall the maturity be more than 397 days.

Notice Periods                        Each period beginning on the 6th Business Day prior to the
                                      Election Date and ending on the Business Day immediately preceding the
                                      Election Date

Price to Public                       100.00%

Upfront Fee                           0.05%

Net Proceeds                          99.95%

Authorized Denominations              $1,000 and integral multiples of $1,000 in excess thereof

CUSIP                                 41659EGQ4
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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free visiting
EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus if you request it by calling Deutsche Bank Securities Inc at
1-800-503-4611 (toll-free) or JPMorgan Securities Inc. at 1-212-834-4533 (call collect).